BUSINESS SERVICE AGREEMENT

                                     Between

                            INTEGRAMED AMERICA, INC.

                                       And

                    ARIZONA REPRODUCTIVE MEDICINE SPECIALISTS


         THIS BUSINESS SERVICE AGREEMENT ("Agreement") is dated July 9, 2008, ("Effective Date") by and between IntegraMed America, Inc., a Delaware corporation, with its principal place of business at Two Manhattanville Road, Purchase, New York 10577 ("IntegraMed") and Arizona Reproductive Medicine Specialists Ltd., an Arizona professional corporation, with its principal place of business at 1701 E. Thomas Road, Phoenix, Arizona 85016 ("ARMS"). IntegraMed and ARMS are individually referred to herein as a "Party" and jointly, as "Parties."

                                    RECITALS:

         ARMS specializes in gynecological, reproductive endocrinology and infertility services encompassing the provision of in vitro fertilization and other assisted reproductive services ("Infertility Services"). ARMS provides Infertility Services through Drew Moffitt, M.D., Mark D. Johnson, M.D., Barbara
M. Faber, M.D. and Kimball O. Pomeroy, Ph.D., the shareholders of ARMS. Drs. Moffitt, Johnson and Faber are collectively referred to as "Physicians" and Mr. Pomeroy is referred to as the "Lab Director", and the Physicians and the Lab Director are sometimes collectively referred to as the "Shareholders." ARMS also contemplates providing Infertility Services through other physician employees. The Shareholders have entered or will enter into employment agreements with ARMS on or about the date of execution of this Agreement.

         IntegraMed is in the business of making available to medical providers such as ARMS certain assets (principally, facilities and equipment) and support services, primarily consisting of (i) financial management; (ii) administrative systems; (iii) clinical and laboratory organization and function; (iv) marketing and (v) operations management. Such support services and the provision of certain fixed assets are collectively referred to as "Business Services."

         ARMS believes the Business Services will benefit its medical practice and desires IntegraMed's assistance with various aspects of ARMS' medical practice through the utilization of the Business Services as more particularly set forth herein. ARMS acknowledges and agrees that the Business Services being made available to ARMS require ARMS' cooperation and collaboration, and that IntegraMed, in making the Business Services available, makes no warranty or representation that the Business Services will achieve ARMS' desired goals and objectives except as expressly provided in this Agreement. It is further understood and agreed that the full range of Business Services will only be made available when IntegraMed exercises its option as set forth in Section 12.2 hereof.

         In addition, after IntegraMed exercises the Option as set forth in
Section 12.2, ARMS may desire access to capital for funding its growth and development, and IntegraMed agrees to provide such capital or access to capital as provided herein.

         NOW THEREFORE, in consideration of the above recitals which the parties incorporate into this Agreement, the mutual covenants and agreements herein contained and other good and valuable consideration, ARMS hereby agrees to purchase from IntegraMed the Business Services and IntegraMed agrees to provide the Business Services to ARMS on the terms and conditions provided herein.

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 DEFINITIONS. For the purposes of this Agreement, the following definitions shall apply:


                  1.1.1 "Adjustments" shall mean adjustments for refunds, discounts, contractual adjustments, professional courtesies, and other activities that do not generate a collectible fee as reasonably determined by IntegraMed and ARMS. Adjustments shall not include Bad Debt.

                  1.1.2 "Additional Service Fee" shall mean a monthly fee paid by ARMS to IntegraMed in an amount equal to a percentage of ARMS' monthly PDE (as defined in Section 1.1.15).

                  1.1.3 "Assets" shall mean those fixed assets utilized in connection with the operation of ARMS' medical practice, including, but not limited to, fixed assets and leasehold improvements.

                  1.1.4 "Bad Debt" shall mean all or a portion of an account, loan or note receivable considered to be uncollectible in accordance with Generally Accepted Accounting Principles ("GAAP").

                  1.1.5 "Base Service Fee" shall mean a monthly fee paid by ARMS to IntegraMed in an amount equal to a percentage of ARMS' monthly Physician and Other Professional Revenues.

                  1.1.6 "Business Services" shall mean IntegraMed making available certain personnel and assets (including, without limitation, all facilities and equipment necessary to operate ARMS' medical practice for the provision of Infertility Services) and support services, primarily consisting of (i) financial management; (ii) administrative systems; (iii) clinical and laboratory organization and function; (iv) marketing and (v) operations management, all as more fully set forth in Article 3.

                  1.1.7 "Cost of  Services"  shall have the meaning set forth in
         Article 2.

                  1.1.8 "Facilities" shall mean the medical offices and clinical spaces of ARMS, including any satellite locations, related businesses and all medical group business operations of ARMS, which are utilized by ARMS in its medical practice.

                  1.1.9 "Fiscal Year" shall mean the 12-month period beginning January 1 and ending December 31 of each year.

                  1.1.10 "Infertility Services" shall mean gynecological, reproductive endocrinology and infertility services encompassing the provision of in vitro fertilization and other assisted reproductive services provided by ARMS or any Physician Employee and Other Professional Employee.

                  1.1.11 "IntegraMed Overhead" shall mean salaries, bonuses, payroll taxes and benefits for IntegraMed corporate office employees, rent and expenses related to the operation of the IntegraMed corporate office, travel and entertainment expenses for corporate employees, costs associated with the IntegraMed data center (excluding those ARMS specific items set forth in Section 2.1.17), and all costs incurred to provide the services set forth in Article 3 that are not specifically listed in Section 2.1

                  1.1.12 "Other Professional Employee" shall mean a non-physician individual who provides services, including, nurses, nurse anesthetists, physician assistants, nurse practitioners, psychologists, and other such professional employees who generate professional charges.

                  1.1.13 "Physician-Employee" shall mean an individual, including any ARMS physician owner and any other physician who is an employee of ARMS or is under contract with ARMS, including physicians employed by entities with whom ARMS has contracted, to provide Infertility Services to ARMS' patients and is duly licensed as a physician in the jurisdiction (s) where ARMS provides Infertility Services.

                  1.1.14 "Physician and Other Professional Revenues" shall mean all fees, whether received or accrued, and actually recorded each month (net of Adjustments) by or on behalf of ARMS as a result of professional medical and laboratory services furnished to patients by Physicians and Physician-Employees and Other Professional Employees and, except as described in the next succeeding sentence, other fees or income earned in their capacity as professionals, whether rendered in an inpatient or outpatient setting, including but not limited to, medical director fees or technical fees from medical ancillary services, consulting fees, ultrasound fees from businesses owned or operated by Physicians and, including, but not limited to, contributions by pharmaceutical and other companies for marketing and research activities). Physician and Other Professional Revenues shall not include (i) board attendance fees and other compensation in connection with board memberships, (ii) Pre-Existing Receivables, (iii) any fee or income earned in connection with primary care treatment at a local clinic, obstetric services at a local hospital, and health care treatment related to sexually transmitted diseases at local clinics, all of which are unrelated to Infertility Services provided through ARMS and for which each physician providing such services maintains professional liability insurance apart from ARMS, but only until the physician's share of PDE (less the Additional Service Fee) exceeds $200,000, and (iv) other services where Physician does not provide professional medical services such as testimony and consultation for litigation-related proceedings, reviewing insurance claims, lectures, passive investments, business ventures not involved in the provision of health care, fundraising, writing, or conception and development of intellectual property including patent rights and similar activities ("Permitted Services"); the compensation from Permitted Services may be retained by a Physician or Physician-Employee without limit, subject to
         Section 4.7.5 hereof. Physician and Other Professional Revenues are sometimes referred to herein as "Revenues."

                  1.1.15 "Pre-distribution Earnings" ("PDE") shall mean (i) Physician and Other Professional Revenues, less (ii) Cost of Services and the Base Service Fee.

                  1.1.16 "Pre-Existing Receivables" shall mean all rights to payment for services rendered or goods sold, including, without limitation, accounts receivables, contract rights, chattel paper, documents, instruments and other evidence of patient indebtedness to ARMS, policies and certificates of insurance relating to any of the foregoing, and all rights to payment, reimbursement or settlement or insurance or other medical benefit payments assigned to ARMS by patients or pursuant to any Preferred Provider, HMO, capitated payment agreements or other agreements between ARMS and a payer incurred by ARMS in connection with such services rendered or goods sold by ARMS on or before the Effective Date.

                  1.1.17 "Receivables" shall mean and include all rights to payment for services rendered or goods sold, including, without limitation, accounts receivables, contract rights, chattel paper, documents, instruments and other evidence of patient indebtedness to ARMS, policies and certificates of insurance relating to any of the foregoing, and all rights to payment, reimbursement or settlement or insurance or other medical benefit payments assigned to ARMS by patients or pursuant to any Preferred Provider, HMO, capitated payment agreements or other agreements between ARMS and a payer, recorded each month (net of Adjustments). Receivables shall not include Pre-Existing Receivables.

                  1.1.18 "Technical Employees" shall mean the Lab Director, embryologists and other laboratory personnel, ultrasonographers, phlebotomists and technicians who provide services to ARMS.

                                    ARTICLE 2

                                COST OF SERVICES

         2.1 "Cost of Services" shall mean all ordinary and necessary expenses of ARMS and all direct ordinary and necessary operating expenses, without mark-up, of IntegraMed, exclusive of IntegraMed Overhead, incurred in connection with products and/or services that are specific to ARMS or customized for ARMS or that are related to volume-based usage by ARMS, including, without limitation, the following costs and expenses, whether incurred by IntegraMed or
ARMS:

                  2.1.1 Salaries and fringe benefits of all IntegraMed and other employees employed at ARMS Facilities, along with payroll taxes or all other taxes and charges now or hereafter applicable to such personnel, and services of independent contractors;

                  2.1.2 Marketing expenses incurred by or on behalf of ARMS, such as costs of printing marketing materials, media placements and consumer seminars;

                  2.1.3 Any sales and use taxes assessed against ARMS related to the operation of ARMS' medical practice;

                  2.1.4 Lease payments, depreciation expense (determined according to GAAP), taxes and interest directly relating to the Facilities and equipment, and other expenses of the Facilities described in Section 3.2 below;

                  2.1.5 Legal fees paid by IntegraMed or ARMS to outside counsel in connection with matters specific to the operation of ARMS such as regulatory approvals required as a result of the parties entering into this Agreement; provided, however, legal fees incurred by the parties relative to the execution or performance of this Agreement or as a result of a dispute between the parties under this Agreement shall be borne by each party and shall not be considered a Cost of Services; and provided, further any cost related to disputes between or among Physicians and/or the Lab Director shall not be considered Cost of Services and are outside the scope of this Agreement;

                  2.1.6 Health benefits provided to Physicians and Physician-Employees, including health and life insurance and long-term disability;

                  2.1.7 All insurance necessary to operate ARMS including fire, theft, general liability professional liability and malpractice insurance for Physicians and Physician-Employees of ARMS, and Other Professional and Technical Employees provided by IntegraMed;

                  2.1.8 Professional licensure fees and board certification fees of Physician- Employees, and Other Professional Employees rendering Infertility Services on behalf of ARMS;

                  2.1.9 Membership in professional associations and continuing professional education for Physicians and Physician-Employees and Other Professional Employees;

                  2.1.10  Risk  Management  Program  described  in  Section  3.8 herein;

                  2.1.11 Cost of filing fictitious name permits pursuant to this Agreement;

                  2.1.12 Cost of supplies, medical and administrative, and all direct general and administrative expenses, including but not limited to travel and entertainment expenses, dues and subscriptions, and other business related expenses, such as cellular telephone, relative to ARMS;

                  2.1.13 Such other costs and expenses directly incurred by IntegraMed related to ARMS' operations which are included in the annual operation budget referred to in Section 5.2.1 or otherwise approved by ARMS in writing;

                  2.1.14 Cost incurred by IntegraMed with respect to specific requests for services from ARMS that are outside those provided for in this Agreement. For such requested services, IntegraMed and ARMS will mutually determine how such specific requests will be carried out, as well as how charges and costs, including, but not limited to travel, will be applied;

                  2.1.15   ARMS' Bad Debt;

                  2.1.16 Costs incurred by IntegraMed with respect to Business Services related to a specific activity requested by ARMS that are in excess of those Business Services typically provided to other medical providers for the same activity, including, but not limited to additional travel and staffing provided such additional costs have been pre-approved by ARMS;

                  2.1.17 Such costs charged by third-party vendors that are, in turn, allocated among network practices. For example, and not by way of limitation, costs to install and maintain telecommunication lines linking ARMS to the IntegraMed data center; annual software license maintenance fees and hardware maintenance fees related to MISYS Optimum and software license and maintenance fees associated with all other software applications utilized by ARMS, including but not limited to HRIS/ON-core, Goldmine, MAS500, Centrix, HelpSTAR, Secure ID/RSA token and spam reduction services provided by IntegraMed; insurance premiums for professional liability and other insurance coverages, and; any other cost or expense that is allocated among the network practices based on volume usage; and

                  2.1.18 Such additional training that ARMS may request from IntegraMed beyond basic training for such applications as ARTworks or in connection with basic Marketing and Sales training; provided such additional costs have been approved by ARMS.

         2.2 Notwithstanding anything to the contrary contained herein, Cost of Services shall not include costs of the following:

                  2.2.1 Any federal or state income taxes of ARMS or IntegraMed other than as provided above;

                  2.2.3    The Base Service Fee and the Additional Service Fee;

                  2.2.4 Any amount paid to or on behalf of any Physician, the Lab Director or Physician-Employee including salary, payroll taxes, draw or pension contributions (all of which come out of ARMS' share of PDE);

                  2.2.5 IntegraMed's cash outlay to acquire capital assets for which depreciation expense is to be charged as a Cost of Services under
         Section 2.1.4; and

                  2.2.6    IntegraMed Overhead.

                                    ARTICLE 3

                    DUTIES AND RESPONSIBILITIES OF INTEGRAMED

         3.1      BUSINESS SERVICES AND ADMINISTRATION.

         3.1.1 ARMS hereby engages IntegraMed to provide the Business Services within the Counties of Coconino, Gila, Maricopa and Yavapai in Arizona (the "Territory"), and ARMS agrees to limit its use of the Business Services to the Territory, without prior written consent from IntegraMed. None of the Business Services made available to ARMS include any physician medical functions. Unless and until this Agreement is terminated or otherwise amended in writing by ARMS and IntegraMed, in consideration of the commitment of services and resources by ARMS, IntegraMed grants to ARMS the exclusive right within the Territory to receive the type and nature of services provided by IntegraMed pursuant to this Agreement during the Initial and, if applicable, the Option Term and each Renewal Term.


                  3.1.2 IntegraMed will, on behalf of ARMS and as directed by ARMS, bill patients timely and collect professional fees for Infertility Services rendered by ARMS at the Facilities, outside the Facilities for ARMS' hospitalized patients, and for all other Infertility Services rendered by any Physician- Employee or Other Professional Employees. ARMS hereby appoints IntegraMed for the term hereof to be its true and lawful attorney-in-fact, for the following purposes: (i) bill patients in ARMS' name and on its behalf; (ii) collect Receivables resulting from such billings in ARMS' name and on its behalf (recognizing that successfully collecting Receivables may be dependent on ARMS' participation and cooperation, ARMS will reasonably cooperate with respect to IntegraMed's collection efforts, and policies and procedures established by the Practice Management Board governing the collection of Receivables); (iii) receive payments from insurance companies, prepayments from health care plans, and all other third-party payers, including payments with respect to Pre-Existing Receivables; (iv) take possession of and endorse in the name of ARMS (and/or in the name of any Physician Employee or Other Professional Employee rendering Infertility Services to patients of ARMS) any notes, checks, money orders, and other instruments received in payment of Receivables and Pre-Existing Receivables; and (v) at ARMS' request, initiate the institution of legal proceedings in the name of ARMS, with ARMS' cooperation, to collect any accounts and monies owed to ARMS, to enforce the rights of ARMS as creditor under any contract or in connection with the rendering of any service by ARMS, and to contest adjustments and denials by governmental agencies (or its fiscal intermediaries) as third-party payers. IntegraMed shall have no obligation or responsibility to bill, collect, or initiate legal proceedings with respect to Pre- Existing Receivables except as set forth in Section 12.1

                  3.1.3 IntegraMed will provide the administrative services function of supervising and maintaining (on behalf of ARMS) all files and records relating to the operations of the Facilities, including but not limited to accounting and billing records, including for billing purposes, patient medical records, and collection records. Patient medical records shall at all times be and remain the property of ARMS and shall be located at the Facilities in paper form or electronically and be readily accessible for patient care. IntegraMed's management of all files and records shall comply with all applicable state and federal laws and regulations, including without limitation, those pertaining to confidentiality of patient records. The medical records of each patient shall be expressly deemed confidential and shall not be made available to any third party except in compliance with all applicable laws, rules and regulations. IntegraMed shall have access to such records in order to provide the Business Services hereunder, to perform billing functions, and to prepare for the defense of any lawsuit in which those records may be relevant. The obligation to maintain the confidentiality of such records shall survive termination of this Agreement. ARMS shall have unrestricted access to all of its records at all times.

                  3.1.4 IntegraMed will provide, as requested by ARMS, all reasonably necessary clerical, accounting, bookkeeping and computer services, printing, postage and duplication services, medical transcribing services, and any other necessary or appropriate administrative services reasonably necessary for the efficient operation of ARMS' medical practice at the Facilities. Benefits offered by vendors or credit or charging card providers, any of which are specific to ARMS, resulting from purchasing equipment, supplies or other items for the operation of the medical practice shall inure to the benefit of ARMS.

                  3.1.5 With ARMS' cooperation and participation IntegraMed will design and assist with implementing an appropriate marketing program for ARMS. ARMS's participation is essential in developing such marketing program and accordingly, will designate one or more physicians to work with IntegraMed in designing and implementing such marketing program.

                  3.1.6 IntegraMed, upon request of ARMS, will assist ARMS in recruiting additional physicians, including IntegraMed providing such administrative functions as advertising for and identifying potential candidates, checking credentials, and arranging interviews; provided, however, ARMS shall interview and make the ultimate decision as to the suitability of any physician to become associated with ARMS. All physicians recruited by IntegraMed and accepted by ARMS shall be employees of or independent contractors to ARMS.

                  3.1.7 IntegraMed will assist ARMS in negotiating any managed care contracts to which ARMS desires to become a party. IntegraMed will provide administrative assistance to ARMS in fulfilling its obligations under any such contract.

                  3.1.8 IntegraMed will arrange, in consultation with ARMS, for legal and accounting services as may otherwise be reasonably required in the ordinary course of ARMS's operation.

         3.2 FACILITIES. ARMS shall determine the nature and extent of the facilities reasonably needed for ARMS' medical practice and IntegraMed will assist ARMS in obtaining such Facilities, including providing administrative support, effort and resources in obtaining the Facilities, including all furniture, equipment and furnishings necessary for the Facilities, all repairs, maintenance and improvements thereto, utility (telephone, electric, gas, water) services, customary janitorial services, refuse disposal and all other services reasonably necessary in conducting ARMS's medical practice at the Facilities. IntegraMed will arrange for the cleaning of the Facilities, and timely maintenance and cleanliness of the equipment, furniture and furnishings located therein. IntegraMed will advise, counsel and collaborate with ARMS regarding the condition, use and needs for the Facilities, the improvements thereto, equipment and services.

         3.3      EXECUTIVE DIRECTOR AND OTHER PERSONNEL.

                  3.3.1 EXECUTIVE DIRECTOR. Notwithstanding anything in Article 3 to the contrary, as soon as practical after commencement of the Initial Term, ARMS will employ an Executive Director approved by IntegraMed to manage and administer all of the day-to-day business functions of the Facilities. At the commencement of the Option Term, IntegraMed will employ such Executive Director to manage and administer all of the day-to-day business functions of the Facilities. The Executive Director's compensation and benefits shall be approved by Practice Management Board. ARMS agrees not to offer any compensation or benefits to the Executive Director other than those approved by the Practice Management Board.

                  3.3.2 PERSONNEL. Notwithstanding anything in Article 3 to the contrary, as soon as practical after the commencement of the Initial Term, ARMS will employ among other personnel, a Practice Development Manager, Professional Liaison, In-Bound Sales Representative and Finance Manager, in addition to Other Professional Employees, Technical Employees, support and administrative personnel, clerical, secretarial, bookkeeping and collection personnel reasonably necessary for the efficient operation of ARMS at the Facilities. Such personnel must be under the direction and supervision of the Executive Director, except that Technical Employees and Other Professional Employees are subject to the clinical supervision of ARMS. The compensation of such personnel shall be approved by IntegraMed and IntegraMed may request that any of such personnel be terminated in its reasonable discretion and in such event, all cost and expenses associated with such termination shall be a Cost of Services. At the commencement of the Option Term, IntegraMed will employ such personnel.

         3.4 FINANCIAL PLANNING AND GOALS. IntegraMed, in collaboration with ARMS, will prepare, for the approval of the Practice Management Board, an annual capital and operating budget (the "Budget") reflecting the anticipated Revenues and Cost of Services, sources and uses of capital for growth of ARMS' practice and for the provision of Infertility Services at the Facilities. IntegraMed will present the Budget to the Practice Management Board for its approval at least thirty (30) days prior to the commencement of the Fiscal Year. If the Practice Management Board can not agree on the Budget for any Fiscal Year during the term of this Agreement, the Budget for the preceding Fiscal Year will serve as the Budget until such time as a new Budget is approved.

         3.5 FINANCIAL STATEMENTS. IntegraMed will deliver to ARMS monthly financial statements ("Financial Statements") within thirty (30) days after the end of each calendar month. Such Financial Statements will comprise, on a monthly and year-to-date basis, a statement of ARMS' Revenues and Cost of Services and PDE, as hereinafter defined.

         3.6 TAX PLANNING AND TAX RETURNS. IntegraMed will not be responsible for any tax planning or tax return preparation for ARMS, but will provide support documentation in connection with the same. Such support documentation will not be destroyed without ARMS' consent.

         3.7 INVENTORY AND SUPPLIES. For the account of ARMS, IntegraMed shall order and purchase inventory and supplies, and such other materials which are requested by ARMS to enable ARMS to deliver Infertility Services in a cost-effective quality manner.

         3.8      RISK   MANAGEMENT.   IntegraMed   shall  assist  ARMS  in  the
development of a Risk Management Program and in meeting the standards of such Program.

         3.9 PERSONNEL POLICIES AND PROCEDURES. IntegraMed shall develop, in cooperation with ARMS, personnel policies, procedures and guidelines, governing office behavior, protocol and procedures which will aid in compliance with applicable laws and guidelines related to employment and human resources management.

         3.10 LICENSES AND PERMITS. IntegraMed will coordinate and assist ARMS in its application for and efforts to obtain and maintain all federal, state and local licenses, certifications and regulatory permits required for or in connection with the operations of ARMS and equipment located at the Facilities, other than those relating to the practice of medicine or the administration of drugs by Physicians and Physician-Employees.

         3.11 SUBCONTRACTED BUSINESS SERVICES. Subject to prior approval of ARMS, which approval shall not be unreasonably withheld, IntegraMed is expressly authorized to subcontract with other persons or entities for any of the services that IntegraMed is required to perform pursuant to this Agreement ("Authorized Subcontractors"). Provided, however, that IntegraMed shall disclose any term of this Agreement to any subcontractor or potential subcontractor of IntegraMed who does or will perform services to ARMS to the extent the subcontractor or potential subcontractor will perform significant or continuing functions for ARMS which are specific obligations of IntegraMed hereunder and shall incorporate such terms into such subcontract, including but not limited to the restrictive provisions of Section 3.1.1 hereof. No such subcontract will limit the overall responsibility of IntegraMed for compliance with the terms and provisions of this Agreement unless ARMS specifically agrees in writing. Nothing in this Section 3.11 shall apply to contracts entered into by IntegraMed that relate to services not required to be performed directly by IntegraMed such as payroll services.

         3.12 ACCESS TO PROTECTED HEALTH INFORMATION. In connection with the Business Services provided by IntegraMed pursuant to this Agreement, IntegraMed and its employees, representatives and agents will have access to protected health information ("PHI") maintained by ARMS. In connection with such PHI, IntegraMed contemporaneous with entering into this Agreement will enter into a Business Associate Agreement with ARMS, substantially in the form of Exhibit 3.12, in accordance with the regulations promulgated under the Health Insurance Portability & Accountability Act of 1996.

         3.13 TIMELY PERFORMANCE. IntegraMed, in exchange for receiving the Compensation described in this Agreement, acknowledges that IntegraMed's timely performance of its duties and responsibilities as delineated in this Article 3 are material to this Agreement and to ARMS' interest.

                                    ARTICLE 4

                       DUTIES AND RESPONSIBILITIES OF ARMS

         4.1 TIMELY PERFORMANCE. ARMS, in engaging IntegraMed to provide the Business Services described in this Agreement, acknowledges that ARMS' timely performance of its duties and responsibilities as delineated in this Article 4 are material to this Agreement and to IntegraMed's interest.

         4.2 PROFESSIONAL SERVICES. ARMS shall use its best efforts to cause its Physicians and Physician-Employees to provide Infertility Services to ARMS' patients in compliance at all times with ethical standards, laws and regulations applying to the practice of medicine in the applicable jurisdiction which such Physician or Physician-Employee provides Infertility Services on behalf of ARMS. ARMS shall ensure that each Physician, Physician-Employee, any Other Professional Employee employed by ARMS, and any other professional provider associated with ARMS is duly licensed to provide the Infertility Services being rendered within the scope of such provider's practice. In addition, ARMS shall require each Physician and Physician-Employee to maintain a DEA number and appropriate medical staff privileges as determined by ARMS during the term of this Agreement. In the event that any disciplinary actions or medical malpractice actions are initiated against any Physician, Physician-Employee or other professional provider, ARMS shall promptly inform the Executive Director

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(or IntegraMed's Sr. Vice President for the Western Region, if an Executive
Director has not yet been employed) and provide the underlying facts and circumstances of such action, and the proposed course of action to resolve the matter. Periodic updates, but not less than monthly, shall be provided to IntegraMed.

         4.3 MEDICAL PRACTICE. ARMS shall use and occupy the Facilities exclusively for the purpose of providing Infertility Services, related services and activities, teaching medical students and residents and hosting fellows, and Permitted Services and shall use its best efforts to comply with all applicable laws and regulations and all applicable standards of medical care, including, but not limited to, those established by the American Society of Reproductive Medicine. The medical practice conducted at the Facilities shall be conducted solely by Physicians employed by ARMS and Physician-Employees employed by or serving as independent contractors to ARMS, and Other Professional Employees employed by ARMS. No other physician or medical practitioner shall be permitted to use or occupy the Facilities without the prior written consent of IntegraMed, except in the case of a medical emergency, in which event, notification shall be provided to IntegraMed as soon after such use or occupancy as possible.

         4.4 EMPLOYMENT OF PHYSICIAN AND OTHER PROFESSIONAL EMPLOYEES. In the event ARMS shall determine that additional physicians are necessary, ARMS shall undertake and use its best efforts to select physicians who, in ARMS' judgment, possess the credentials and expertise necessary to enable such physician candidates to become affiliated with ARMS for the purpose of providing Infertility Services. ARMS shall cause each Physician-Employee to enter into an employment or service agreement with ARMS or their respective professional association which is a partner of ARMS ("Physician Employment Agreement") in such forms as are consistent with Exhibit 4.7.2. Upon ARMS' request, IntegraMed shall consult with and advise ARMS respecting the hiring, compensation, supervision, evaluation and termination of Physician-Employees.

         4.5 CONTINUING MEDICAL EDUCATION ARMS shall require its
Physician-Employees to participate in such continuing medical education as ARMS deems to be reasonably necessary for such physicians to remain current in the provision of Infertility Services.

         4.6      PROFESSIONAL INSURANCE.

                  4.6.1 ARMS shall maintain professional liability coverage at all times during the Term, in limits of not less than $1,000,000.00 per occurrence, $3,000,000.00 in the aggregate. If possible, under the terms of the insurance coverage, ARMS shall use its best efforts to cause IntegraMed to be named an additional named insured to the extent reasonably available at no additional cost or expense. Upon request of IntegraMed, evidence of such coverage shall be provided to IntegraMed.

                  4.6.2 IntegraMed, in conjunction with practices in the IntegraMed network, maintains a malpractice captive insurance company, ARTIC, Ltd. ("ARTIC"). As a member of the IntegraMed network, in lieu of maintaining professional liability coverage as provided for in
         Section 4.6.1, ARMS is eligible to become a member of ARTIC provided it meets the underwriting requirements and pays applicable premiums and fees. As an ARTIC member, ARMS is required to participate in the IntegraMed Risk Management Program.

         4.7 DIRECTION OF PRACTICE ARMS, as a continuing condition of IntegraMed's obligations under this Agreement, shall at all time during the Term be and remain legally organized and operated to provide Infertility Services in a manner consistent with state and federal laws. ARMS, through its physicians, is expected to provide leadership in its market area and reasonably cooperate with IntegraMed in IntegraMed's efforts to make the Business Services available to ARMS. In furtherance of which:

                  4.7.1 ARMS shall operate and maintain at the Facilities a full-time practice of medicine specializing in the provision of Infertility Services and shall maintain and enforce the Physician Employment Agreements or in such other form as is mutually and reasonably agreed to by ARMS and IntegraMed in writing. ARMS covenants that it shall not employ any physician, or have any physician as a shareholder, unless said physician shall sign the Physician Employment Agreement in substantially the same form as Exhibit 4.7.2 hereof prior to assuming the status as employee and/or shareholder. ARMS covenants that should a physician become a shareholder of ARMS, that a condition precedent to the issuance of the shares shall be the ratification of this Business Service Agreement. The relationship between ARMS and physicians who independently contract with ARMS to provide services shall be in such other form as is mutually and reasonably agreed to in writing by ARMS and IntegraMed.

                  4.7.2 ARMS shall not terminate the Physician Employment Agreement(s) of any Physician, except in accordance with the Physician Employment Agreement(s). ARMS shall not amend or modify the Physician Employment Agreements in any material manner, nor waive any material rights of ARMS thereunder without the prior written approval of IntegraMed, which approval will not be unreasonably withheld, and it shall be deemed unreasonable for IntegraMed to withhold consent of an amendment or modification mandated by the necessity of compliance with applicable law. ARMS covenants to enforce the terms of each Physician Employment Agreement, including but not limited to any terms confirming a Physician-Employee's commitment to practice medicine solely through ARMS for a specified number of years. Attached hereto as Exhibit 4.7.2 are copies of all Physician Employment Agreement.

                  4.7.3 Recognizing that IntegraMed would not have entered into this Agreement but for ARMS' covenant to maintain and enforce the Physician Employment Agreements with any physician now employed or physicians who may hereafter become employees of ARMS, and in reliance upon such Physician-Employee's observance and performance of all of the obligations under the Physician Employment Agreements, any damages, liquidated damages, compensation, payment or settlement received by ARMS from a physician whose employment is terminated, shall be considered to be Physician and Other Professional Revenues. During the Option Term, each such Physician Employment Agreement will contain a non-compete provision that, at a minimum, seeks to restrict such

         Physician from competing with ARMS as an employee, shareholder, director, independent contractor or agent of any medical practice that provides Infertility Services: (i) within the ten (10) mile radius of any ARMS' medical office that performs retrievals and transfers and maintains an embryology lab; (ii) during the Option Term and for the one (1) year period after termination of employment; and (iii) provides for liquidated damages in lieu of enforcement in an amount equal to any departing and competing Physician's pro rata share of the payment provided for in Section 9.1.1(b) hereof.

                  4.7.4 ARMS shall retain that number of Physician-Employees as are reasonably necessary and appropriate for the provision of Infertility Services. Each Physician-Employee shall hold and maintain a valid and unrestricted license to practice medicine in the applicable jurisdiction where such Physician-Employee provides Infertility Services on behalf of ARMS, and all full-time Physician-Employees shall be board eligible in the practice of gynecology, with training in the subspecialty of infertility and assisted reproductive medicine. ARMS shall be responsible for paying the compensation and benefits, as applicable, for all Physician-Employees, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law. IntegraMed, at the request of ARMS, will establish and administer the compensation with respect to such Physician-Employees in accordance with the written agreement between ARMS and each Physician Employee. IntegraMed shall neither control nor direct any Physician in the performance of Infertility Services for patients, and IntegraMed will not unreasonably interfere with the employer-employee relationship between ARMS and its Physician-Employees.

                  4.7.5 ARMS and its Physician-Employees shall provide patient care and clinical backup as required for the proper provision of Infertility Services to patients of ARMS at ARMS' Facilities. ARMS shall require that its full-time Physician-Employees devote substantially all of their professional time, effort and ability to ARMS' practice, including the provision of Infertility Services and the development of such practice, and that Permitted Services, of any Physician-Employee do not interfere with such Physician-Employees full time practice of Infertility Services at ARMS' Facilities.

                  4.7.6 ARMS shall obtain and maintain necessary licenses and operate its clinical laboratory and tissue bank services in accordance with all applicable laws and regulations. ARMS agrees that the Medical Director or Tissue Bank Director, if applicable, shall be Physician-Employees or Other Professional Employees, if applicable, of ARMS who meet the qualifications required by applicable State law or regulation, and that should there be a vacancy in any such position, ARMS will cause another Physician-Employee or Other Professional Employee, if applicable, to fill such vacancy in accordance with applicable State law.

                  4.7.7 ARMS acknowledges that it bears all medical obligations to patients treated at the Facilities and covenants that it is responsible for all tissue, specimens, embryos or biological material ("Biological Materials") kept at the Facilities on behalf of the patients (or former patients) of ARMS, except for the negligence, willful or intentional misconduct of IntegraMed's employees; provided, however, this shall not apply to circumstances where an IntegraMed employee is acting under the direction or supervision of a Physician-Employee. In the event of a termination or dissolution of ARMS, or the termination of this Agreement for any reason, ARMS and the Physicians will have the obligation to account to patients and to arrange for the storage or disposal of such Biological Materials in accordance with patient consent and the ethical guidelines of the American Society of Reproductive Medicine ("Relocation Program"). IntegraMed, in such event, will, at the request of ARMS, assist in the administrative details of such a Relocation Program for so long as ARMS shall request and an appropriate fee shall be paid to IntegraMed during that time. These obligations shall survive the termination of this Agreement.

                  4.7.8 ARMS will designate certain physicians to (i) work with IntegraMed in designing and implementing marketing plans, (ii) participate in marketing strategy sessions, and (iii) identify targeted referral sources and managed care opportunities.

                  4.7.9 During the Option Term, except for circumstances beyond the control of ARMS or the Physicians, ARMS covenants not to cease operations or dissolve except with the consent of IntegraMed. In the event ARMS ceases operations or dissolves without the requisite consent, for reasons other than the death or disability of all of the shareholders, or any successor entity fails to continue the medical practice of ARMS substantially in the form contemplated by this Agreement, ARMS and its individual shareholders shall indemnify IntegraMed up to the amount of ARMS' liability under Section 9.1.1. These obligations shall survive the termination of this Agreement.

         4.8      PRACTICE   DEVELOPMENT,   COLLECTION   EFFORTS   AND   NETWORK
INVOLVEMENT. ARMS agrees that during the term of this Agreement, ARMS covenants for itself and will use reasonable efforts to cause its Physician-Employees to:

                  4.8.1 Execute such documents and take such steps reasonably necessary to assist billing and collecting for patient services rendered by ARMS and its Physician-Employees;

                  4.8.2 Promote ARMS' medical practice and participate in marketing efforts developed by IntegraMed and approved by ARMS;

                  4.8.3 Reasonably cooperate with respect to IntegraMed's collection efforts, and policies and procedures governing the collection of Receivables; and

                  4.8.4 Comply  with  all  applicable   laws  and   regulations,
         federal, state and local.

                  4.8.5 Participate in IntegraMed network activities and programs, including, but not limited to, the Council of Physicians and Scientists and the IntegraMed Shared Risk(R) Refund Program to patients and participating in other product and service offerings IntegraMed has in effect from time to time. It is understood and agreed that ARMS will not be able to offer the Shared Risk Refund Program, among other programs, to its patients until approximately 90 days after commencement of the Initial Term

                                    ARTICLE 5

                        JOINT DUTIES AND RESPONSIBILITIES

         5.1 FORMATION AND OPERATION OF PRACTICE MANAGEMENT BOARD. IntegraMed and ARMS will establish a practice management board ("Practice Management Board"), which will be responsible for developing management and administrative policies for the overall operation of ARMS. The Practice Management Board will consist of designated representatives from IntegraMed as determined by IntegraMed, designated representatives of ARMS as determined by ARMS, the Executive Director and the Medical Director. It is the intent and objective of IntegraMed and ARMS that they agree on the overall provision of the Business Services to ARMS. In the case of any matter requiring a formal vote, ARMS shall have one (1) vote and IntegraMed shall have one (1) vote; provided, however, the determination with respect to adding Shareholders, or hiring or firing of Physician-Employees shall be determined solely by ARMS. The desire is that IntegraMed and ARMS agree on matters of operations and that, if they disagree, they will have to work cooperatively to resolve any disagreement. During the Initial Term, the Practice Management Board will meet not less than monthly. Thereafter, the Practice Management Board shall meet at least three (3) times per calendar year and will maintain minutes of all meetings, which minutes shall, among other things, reflect all decisions of the Practice Management Board.

         5.2 DUTIES AND RESPONSIBILITIES OF THE PRACTICE MANAGEMENT Board. With the assistance of IntegraMed, the Practice Management Board shall have, among others, the following duties and responsibilities:

                  5.2.1 ANNUAL BUDGETS AND PROFITABILITY. Review and approve annual capital and operation budgets prepared by IntegraMed. The parties covenant and agree to use their respective best efforts to assist the Practice Management Board in achieving the projected budgets. ARMS and IntegraMed agree that, recognizing changes in circumstances, annual budgets and forecast are subject to revisions. Accordingly, the Practice Management Board may, from time to time, propose to modify the annual budgets, as needed, including without limitation, staff reductions, so that ARMS operates in a profitable mode which means that PDE is positive on a monthly basis. ARMS's approval of such modifications shall not be unreasonably withheld and shall become part of the Budget. Further, ARMS agrees that in the event ARMS incurs operational losses at any point during the term of this Agreement, nothing herein shall obligate IntegraMed to incur losses under this Agreement in order to sustain ARMS's operations. For example, IntegraMed may take appropriate steps to reduce its Cost of Services in order to avoid negative PDE at any point.

                  5.2.2 CAPITAL IMPROVEMENTS AND EXPANSION.Except as otherwise provided herein, any renovation and expansion plans, and capital equipment expenditures with respect to ARMS shall be reviewed and approved by the Practice Management Board and shall be based upon the best interests of ARMS, and shall take into account capital priorities, economic feasibility, physician support, productivity and then current market and regulatory conditions.

                  5.2.3 MARKETING BUDGET.ARMS shall assist in the development of an annual marketing budget and plan prepared by IntegraMed for approval by the Practice Management Board. All annual advertising and other marketing budgets prepared by IntegraMed shall be subject to the review, amendment, approval and disapproval of the Practice Management Board.

                  5.2.4 STRATEGIC PLANNING. The Practice Management Board shall develop long-term strategic plans.

                  5.2.5 PHYSICIAN HIRING.The Practice Management Board shall make recommendations regarding the number and type of physicians required for the efficient operation of ARMS; provided, the final determination on physician hiring shall be made by ARMS.

                  5.2.6 EXECUTIVE DIRECTOR. The Practice Management Board will direct the day-to-day functions of the Executive Director in implementing the policies agreed by the Practice Management Board. The Executive Director shall meet with the Medical Director on a regular basis as reasonably requested by either party to discuss issues pertaining to ARMS. Salary and fringe benefits paid to the Executive Director shall be approved by the Practice Management Board. The Practice Management Board will conduct an annual evaluation of such individual's performance.
                           .
                                    ARTICLE 6

                             FINANCIAL ARRANGEMENTS

         6.1 COMPENSATION. The compensation set forth in this Article 6 is being paid to IntegraMed in consideration of the substantial commitment made, capital provided and services to be rendered by IntegraMed hereunder and is fair and reasonable. IntegraMed shall be paid the following amounts ("Compensation"):

                  6.1.1 during each year of the Initial Term, as defined in
         Section 7.1, of this Agreement, a Base Service Fee, paid monthly but reconciled to annual Revenues, of an amount equal to six percent (6%) of ARMS' Revenues.

                  6.1.2 during each year of the Option Term, as defined in
         Section 7.1, IntegraMed shall be paid the following amounts:

                           6.1.2.1 an amount reflecting all Cost of Services (whether incurred by IntegraMed or ARMS) paid or accrued by IntegraMed pursuant to the terms of this Agreement;

                           6.1.2.2 a Base Service Fee, paid monthly but reconciled to annual Revenues, of six percent (6%) of ARMS' Revenues; and

                           6.1.2.3 an additional service fee ("Additional Service Fee") paid monthly but reconciled to ARMS' Fiscal Year operating results, equal to the lesser of twenty percent (20%) of PDE or 50% of PDE greater than $600,000.

                  It is understood and agreed that the Additional Service Fee is paid to IntegraMed in the event ARMS achieves positive PDE. Nothing herein shall be interpreted to mean that if PDE is negative, IntegraMed makes a contribution to ARMS to cover any such operating losses. By way of example, set forth below is the Additional Service Fee that results from possible ARMS' Fiscal Year PDE results:

                  ARMS' Fiscal Year PDE              Additional Service Fee
                  ---------------------              ----------------------

                           $600,000                          $      0
                           $700,000                          $ 50,000
                           $1,000,000                        $200,000
                           $1,200,000                        $240,000

         6.2      ACCOUNTS RECEIVABLE.

                  6.2.1 During each year of the Option Term, on or before the 20th business day of each month, commencing with the first month following the Effective Date, IntegraMed shall reconcile the Receivables of ARMS arising during the previous calendar month. Subject to the terms and conditions of this Agreement, ARMS hereby sells and assigns to IntegraMed as absolute owner, and IntegraMed hereby purchases from ARMS all Receivables hereafter owned by or arising in favor of ARMS on or before the 20th business day of each month. IntegraMed shall transfer or pay such amount of funds to ARMS equal to the Receivables less Compensation due IntegraMed pursuant to Section
         6.1. ARMS shall cooperate with IntegraMed and execute all necessary documents in connection with the purchase and assignment of such Receivables to IntegraMed or at IntegraMed's option, to its lenders. All collections in respect of such Receivables shall be deposited in a bank account at a bank designated by IntegraMed. To the extent ARMS comes into possession of any payments in respect of such Receivables and with regard to payments in respect of Pre-Existing Receivables, ARMS shall direct such payments to IntegraMed for deposit in bank accounts designated by IntegraMed.

                  6.2.2 Any Medicare or Medicaid Receivables due to ARMS shall be excluded from the operation of Section 6.2.1 hereof. Any such Receivables shall be subject to agreement of ARMS and IntegraMed with respect to the collection thereof.

                  6.2.3 During each year of the Option Term, ARMS will be charged monthly interest at an annualized rate equal to the Prime Rate plus two percent (2%) charged by IntegraMed's primary bank on Receivables with average days sales outstanding ("DSO") greater than 60 days for a trailing three-month period. For example, if prime is 6% and ARMS' Revenues are $1,385,000 for a three-month period, the average Revenues per day (assuming 90 days in such three-month period) equals $15,389. If on the last day of that same three-month period ARMS' Receivables are $1.5 million, then ARMS' DSO equal 97 days ($1.5 million divided by $15,389), resulting in interest being charged for the month on $569,393.00 of ARMS' Receivables ($15,389 times 37 days) at a rate of 0.5% ( 6% prime rate divided by 12), or a $2,846.97 interest charge. Any application of this Section 6.2.3 shall exclude Bad Debt from the determination of Receivables subject to an interest payment.

                  6.2.4 On or before the 20th business day of each month, commencing with the month following the Effective Date, IntegraMed shall remit to ARMS the PDE generated for the previous calendar month.

                  6.3 ADVANCES. During each year of the Option Term, IntegraMed may, in its sole discretion, advance necessary funds for ARMS to meet Cost of Services and, to meet Physician distributions (through their respective professional associations), and Physician-Employee salaries; provided, however, nothing herein shall obligate IntegraMed to incur Cost of Services and Physician salary Advances in excess of Revenues under this Agreement in order to sustain ARMS' operations or to generate positive PDE. As security for such Advances, ARMS shall deliver to IntegraMed at the closing of the Option, as set forth in
Section 12.2, a Security Agreement in the form of Exhibit 6.3 hereto giving IntegraMed a collateral interest in all Pre-Existing Receivables and Receivables of ARMS and PDE payable to ARMS Shareholders. IntegraMed shall, in its sole discretion, be entitled to take any and all necessary action to prevent financial losses, in the form of Cost of Services on behalf of ARMS, to IntegraMed in the event ARMS' Cost of Services exceed ARMS' Revenues at any point during the Term of this Agreement. Notwithstanding anything herein to the contrary, no Advances will be made by IntegraMed to satisfy Physician or the Lab Director draws, salaries or pension contributions, unless requested by ARMS.

                  6.3.1 Any Advance hereunder shall be a debt owed to IntegraMed by ARMS and shall have payment priority over any distribution to Physicians who are shareholders and the Lab Director. Any Advance shall be repaid from any distribution to Physicians and the Lab Director either as a lump sum payment, within 60 days after the advance, or in installments as agreed to by IntegraMed in its sole discretion. To the extent PDE is available for distribution to Physicians for a particular month, IntegraMed is authorized to deduct any outstanding Advance from the PDE prior to distribution to the Physicians to pay any amount or installment then due.

                  6.3.2 Interest expense will be charged on an Advance and will be computed at the Prime Rate charged by IntegraMed's primary bank plus two percent (2%).

                  6.3.3 In addition to Security Agreement provided for in
         Section 6.3, at the closing of the Option, as set forth in Section 12.2, ARMS agrees to enter into a Continuing General Limited Security Agreement in the form of Exhibit 6.3.3 with IntegraMed's current bank, Bank of America, in connection with assigning to Bank of America, the Receivables identified in Section 6.2 that are otherwise assigned to IntegraMed pursuant to the Security Agreement identified in Section 6.3.

         6.4      BUILD OUT AND CAPITAL COMMITMENT.

         During the Option Term, IntegraMed agrees to invest sufficient capital to build, equip and supply appropriate office and laboratory space for ARMS to conduct its medical practice at the Facilities. As an expression of IntegraMed's commitment to the growth of ARMS' practice, IntegraMed agrees to maintain, during the Option Term, an on-going investment in the Facilities and equipment, of an amount up to $500,000.00 ("Capital Commitment") without an interest charge. Any amount invested by IntegraMed in ARMS' medical Facilities in excess of $500,000.00 will be charged to ARMS as a capital cost at an interest rate equal to the Prime Rate, plus two (2) percent charged by IntegraMed's primary bank.

                                    ARTICLE 7

             TERM, SERVICE RIGHTS, PAYMENTS, AND OTHER COMMITMENTS


         7.1 This Agreement shall begin on the Effective Date and shall continue for twenty-five years (the "Initial Term"), with automatic successive twenty-five year terms (each, a "Renewal Term"), unless sooner terminated as herein provided. In the event either party elects not to renew this Agreement at the expiration of the Term or a Renewal Term, said party shall give the other not less than one (1) year's prior written notice of its intention not to renew at the expiration of the Term or a Renewal Term. In the event IntegraMed exercises the Option, the remainder of the Initial Term shall be termed the "Option Term."

         7.2 Unless and until this Agreement is terminated, in consideration of the considerable investment of time and resources in ARMS expected by IntegraMed, ARMS grants to IntegraMed the exclusive right to provide the Business Services to ARMS during the Initial and, if applicable, the Option Term and each Renewal Term.

         7.3 In the event IntegraMed exercises the Option, IntegraMed agrees to purchase the fixed assets of ARMS at net book value, free and clear of all liens and encumbrances, as of the end of the month prior to date on which IntegraMed acquires the fixed assets and ARMS' Pre-Existing Receivables and Receivables, net of patient deposits, reserves for contractual allowances and doubtful accounts.

                                    ARTICLE 8

                          TERMINATION OF THE AGREEMENT

         8.1      TERMINATION

                  This Agreement may be terminated by either party in the event of the following:

                  8.1.1 INSOLVENCY. If a receiver, liquidator or trustee of any party shall be appointed by court order, or a petition to reorganize shall be filed against any party under any bankruptcy, reorganization or insolvency law, and shall not be dismissed within 90 days, or any party shall file a voluntary petition in bankruptcy or make assignment for the benefit of creditors, then either party may terminate this Agreement upon 10 days prior written notice to the other party.

                  8.1.2 MATERIAL BREACH. If either party believes that the other party has materially breached its obligations hereunder, then the non-breaching party ("Accuser") shall give notice ("Breach Notice") to the breaching party ("Accused"), setting forth in detail the basis for the belief ("Accusation") and indicating that the Accused must cure said breach within 30 days ("Cure Period").

                  (a) If the Accused, in good faith denies the Accusation, then the Accused shall give notice within the Cure Period to the Accuser demanding an arbitration of whether there has been a material breach of this Agreement. Such arbitration shall be conducted in accordance with Section 11.7 hereof and the parties agree, in good faith, to commence the arbitration within 60 days of the Breach Notice and participate in the arbitration in a "time is the essence of the arbitration" basis.

                  (b) If the Accused agrees with the Breach Notice and cures the Material Breach within the Cure Period, no further action will be required by either party.

                  (c) If the Accused agrees with the Breach Notice, but the breach is not curable within the Cure Period and the Accused is making diligent efforts to cure the breach during the Cure Period ("Good Faith Cure Efforts"), the parties shall continue to operate under the terms and conditions of this Agreement. If after the exercise of such Good Faith Cure Efforts, the Accused shall be unable to cure the breach within 60 days from the Breach Notice, the Accuser shall, in good faith, extend the time in which to cure the breach, upon request of the Accused. In the event the Accuser does not extend the time in which to cure the breach, the Accused shall be entitled to arbitrate pursuant to
Section 11.7 whether the Accused is entitled to an extension in order to cure the breach.

                  (d) It is the intent of the parties that in the event of a material breach hereunder, the Accused shall the have the opportunity to a full determination of whether there was a material breach, before this Agreement terminates. If as a result of arbitration, there is a finding ("Finding") of a material breach, the Accuser shall be entitled to terminate this Agreement and the applicable section of Article 9 shall govern.

         8.2 TERMINATION BY INTEGRAMED FOR PROFESSIONAL DISCIPLINARY ACTIONS. ARMS shall be obligated to suspend a physician whose authorization to practice medicine is suspended, revoked or not renewed. IntegraMed may terminate this Agreement upon 10 days prior written notice to ARMS if a Physician's authorization to practice medicine is suspended, revoked or not renewed and ARMS has failed to suspend such physician; provided, however, such action may not be taken until ARMS has been given 30 days to resolve such physician's authorization to practice medicine. ARMS shall notify IntegraMed within five (5) days of a notice that a physician's authorization to practice medicine is suspended, revoked or not renewed or that formal disciplinary action has been taken against a physician which could reasonably lead to a suspension, revocation or non-renewal of a physician's license.

         8.3 TERMINATION BY INTEGRAMED FOR OTHER REASONS. During the Initial Term, IntegraMed shall have the right to terminate this Agreement, upon 30 days prior written notice, for any reason.

         8.4 TERMINATION BY ARMS OR INTEGRAMED AFTER FIVE (5) YEARS. During the Option Term, either ARMS or IntegraMed shall have the right at any time after this Agreement has been in effect for five (5) years to terminate this Agreement without cause by giving the other party twelve (12) months' prior written notice (the "Termination Notice") of either party's intent to terminate.

                                    ARTICLE 9

                  PURCHASE OF ASSETS - OBLIGATIONS AND OPTIONS

         9.1 TERMINATION BY INTEGRAMED. During the Option Term, if IntegraMed terminates this Agreement due to the insolvency of ARMS (Section 8.1.1), for a material breach by ARMS (Section 8.1.2), or ARMS fails to suspend a physician whose license is suspended, revoked or not renewed (Section 8.2), the following shall apply:

                  9.1.1 On the closing date (the "Closing Date") for purposes of consummating the termination, ARMS shall:

                  (a) Pay to IntegraMed in immediately available funds, an amount equal to the net book value (in accordance with GAAP) of all IntegraMed Assets at all Facilities made available to ARMS by IntegraMed;

                  (b) Pay to IntegraMed, in immediately available funds, an amount equal to five (5) times the Base and Additional Service Fees for the trailing 12-month period prior to the month in which notice of termination is given by IntegraMed; provided, however, such amount shall not exceed $1.1 million.

                  (c) Provide to IntegraMed a Consent to Assignment from each landlord of real estate leased by IntegraMed for the benefit of ARMS to the extent each landlord is willing to provide such consent. The parties shall endeavor to obtain a consent that includes a release of IntegraMed from any further obligations or liability under the leases as of the Closing Date, except for liabilities accruing prior to the Closing Date, and shall satisfy any requirements provided for in the assignment provisions of the applicable leases;

                  (d) Hire all IntegraMed employees working at the Facilities or make provision for their termination, without liability to IntegraMed after the Closing Date.

                  (e) Pay to IntegraMed in immediately available funds any outstanding liabilities under this Agreement, including any and all loans or Advances.

                           (f) Execute such documents and perform such acts as
may be reasonably necessary to
accomplish the transactions required to effect the termination.

         For purposes of Sections 9.1, 9.2 9.3 and 9.4 the Closing Date shall mean 90 days following termination of this Agreement.

                  9.2 TERMINATION BY ARMS During the Option Term, in the event this Agreement is terminated by ARMS as a result of the insolvency of IntegraMed (8.1.1) or a material breach by IntegraMed (8.1.2), the following shall apply:

                  9.2.1 On the Closing Date for purposes of consummating the termination, ARMS shall:

                  (a) Pay to IntegraMed in immediately available funds, an amount equal to the net book value (in accordance with GAAP) of all IntegraMed Assets at all Facilities made available to ARMS by IntegraMed, in the event ARMS opts to acquire the Assets;

                  (c) Have the option of assuming leases for office and equipment used directly for the operation of ARMS' business. In such event, a Consent to Assignment from each landlord of real estate leased by IntegraMed for the benefit of ARMS to the extent each landlord is willing to provide such consent shall be obtained. ARMS shall endeavor to obtain a consent that include a release of IntegraMed from any further obligations or liability under the leases as of the Closing Date, except for liabilities accruing prior to the Closing Date and shall satisfy any requirements provided for in the assignment provisions of the applicable leases ;

                  (d) Hire all IntegraMed employees working at the Facilities or make provision for their termination, without liability to IntegraMed after the Closing Date.

                  (e) Pay to IntegraMed in immediately available funds any outstanding liabilities under this Agreement, including any and all loans or Advances

                  (f) Execute such documents and perform such acts as may be reasonably necessary to accomplish the transactions required to effect the termination.

                  9.3 EXPIRATION OF THE TERM OR A RENEWAL TERM. In the event this Agreement expires at the end of the Option Term or a Renewal Term, the following shall apply:

                           9.3.1    On the last day of the Term, ARMS shall:

                  (a) Pay to IntegraMed in immediately available funds, an amount equal to the net book value (in accordance with GAAP) of all IntegraMed Assets at all Facilities made available to ARMS by IntegraMed;

                  (b) Provide to IntegraMed a Consent to Assignment from each landlord of real estate leased by IntegraMed for the benefit of ARMS to the extent each landlord is willing to provide such consent. The parties shall endeavor to obtain a consent that include a release of IntegraMed from any further obligations or liability under the leases as of the Closing Date, except for liabilities accruing prior to the Closing Date, and shall satisfy any requirements provided for in the assignment provisions of the applicable leases;

                  (c) Hire all IntegraMed employees working at the Facilities or make provision for their termination, without liability to IntegraMed after the Closing Date.

                  (d) Pay to IntegraMed in immediately available funds any outstanding liabilities under this Agreement, including any and all loans or Advances

                           (e) Execute such documents and perform such acts as
may be reasonably necessary to
accomplish the transactions required to effect the termination.

         9.4      TERMINATION BY INTEGRAMED UNDER SECTION 8.3

                  9.4.1 During the Initial Term, if IntegraMed terminates this Agreement pursuant to Section 8.3 then as of the 31st day after giving the notice provided for in Section 8.3, IntegraMed and ARMS will cease further business relationships and IntegraMed will have made arrangements for funds in any bank account established by IntegraMed for the benefit of ARMS to be remitted to ARMS.

                  9.4.2 During the Option Term, if IntegraMed terminates this Agreement pursuant to Section 8.4, on the Closing Date ARMS shall:

                  (a) Pay to IntegraMed in immediately available funds, an amount equal to the net book value (in accordance with GAAP) of all IntegraMed Assets at all Facilities made available to ARMS by IntegraMed;

                  (b) Pay to IntegraMed in immediately available funds, an amount equal to the uncollected accounts receivable purchased from ARMS immediately prior to the Closing Date which have not been charged to ARMS as a Bad Debt under Cost of Services;

                  (c) Provide to IntegraMed a Consent to Assignment from each landlord of real estate leased by IntegraMed for the benefit of ARMS to the extent each landlord is willing to provide such consent. The parties shall endeavor to obtain a consent that include a release of IntegraMed from any further obligations or liability under the leases as of the Closing Date, except for liabilities accruing prior to the Closing Date, and shall satisfy any requirements provided for in the assignment provisions of the applicable leases;

                  (d) Hire all IntegraMed employees working at the Facilities or make provision for their termination, without liability to IntegraMed after the Closing Date.

                  (e) Pay to IntegraMed in immediately available funds any outstanding liabilities under this Agreement, including any and all loans or Advances; and

                  (f) Execute such documents and perform such acts as may be reasonably necessary to accomplish the transactions required to effect the termination.

                  9.5 TERMINATION UNDER SECTION 8.4 BY ARMS. In the event ARMS elects to terminate this Agreement pursuant to Section 8.4 hereof, the following shall apply:

                  9.5.1    On the Closing Date ARMS shall:

                  (a) Pay to IntegraMed in immediately available funds, an amount equal to the net book value (in accordance with GAAP) of all IntegraMed Assets at all Facilities made available to ARMS by IntegraMed;

                  (b) Pay to IntegraMed in immediately available funds, an amount equal to the uncollected accounts receivable purchased from ARMS immediately prior to the Closing Date which have not been charged to ARMS as a Bad Debt under Cost of Services;

                  (c) Pay to IntegraMed, in immediately available funds, an amount equal to five (5) times the Base and Additional Service Fees for the trailing 12-month period prior to the month in which notice of termination is given by IntegraMed; provided, however, such amount shall not exceed $1.1 million;

                  (d) A Consent to Assignment from each landlord of real estate leased by IntegraMed for the benefit of ARMS to the extent each landlord is willing to provide such consent. ARMS shall endeavor to obtain a consent that includes a release of IntegraMed from any further obligations or liability under the leases as of the Closing Date, except for liabilities accruing prior to the Closing Date and shall satisfy any requirements provided for in the assignment provisions of the applicable leases ;

                  (e) Hire all IntegraMed employees working at the Facilities or make provision for their termination, without liability to IntegraMed after the Closing Date.

                  (f) Pay to IntegraMed in immediately available funds any outstanding liabilities under this Agreement, including any and all loans or Advances

                  (g) Execute such documents and perform such acts as may be reasonably necessary to accomplish the transactions required to effect the termination.

         9.6      TRANSFER OF OWNERSHIP

         Upon receipt of payments due under this Article 9 and other payments due, IntegraMed shall transfer ownership and possession of the Assets, provide electronic medical records in a "Flat File Format" which is capable of reproducing the information contained in the medical records, at ARMS' cost, and assign all right, title and interest in and to and obligations under the Lease(s) to ARMS and return to ARMS all security deposits. ARMS shall have the option of receiving full credit on the payments due under this Article 9 for all liens, encumbrances or security interest, or of having IntegraMed transfer ownership of the Assets free and clear of all liens, encumbrances or security interests thereon.

                                   ARTICLE 10

                                    INSURANCE

         10.1 ARMS shall carry professional liability insurance, covering itself and its employees providing Infertility Services under this Agreement in accordance with Section 4.6 hereof. If possible under the terms of the insurance coverage, ARMS shall use its best efforts to cause IntegraMed to be named an additional insured on such policies. Certificates of Insurance evidencing such policies and additional insured status shall be presented to IntegraMed upon request.

         10.2 IntegraMed, through ARTIC, maintains, at its own expense, professional liability insurance, covering itself and its employees providing patient care under this Agreement.

         10.3 ARMS and IntegraMed shall provide written notice to the other at least thirty (30) days in advance of the effective date of any reduction, cancellation or termination of the insurance required to be carried by each hereunder.

                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1 INDEPENDENT CONTRACTOR. IntegraMed and ARMS are independent contracting parties. In this regard, the parties agree that:

                  11.1.1 The relationship between IntegraMed and ARMS is that of an independent supplier of non-medical services and a medical practice, respectively, and, unless otherwise provided herein, nothing in this Agreement shall be construed to create a principal-agent, employer-employee, or master-servant relationship between IntegraMed and ARMS;

                  11.1.2 Notwithstanding the authority granted to IntegraMed herein, IntegraMed and ARMS agree that ARMS shall retain the full authority to direct all of the medical, professional, and ethical aspects of its medical practices;

                  11.1.3 Any powers of ARMS not specifically vested in IntegraMed by the terms of this Agreement shall remain with ARMS;

                  11.1.4 ARMS shall, at all times, be the sole employer of the Physician-Employees, the Other Professional Employees required by law to be employees of ARMS and all other professional personnel engaged by ARMS in connection with the operation of its medical practice at the Facilities, and shall be solely responsible for the payment of all applicable federal, state or local withholding or similar taxes and provision of workers' compensation and disability insurance for such professional personnel that are employees of ARMS;

                  11.1.5 No party shall have the right to participate in any benefits, employment programs or plans sponsored by the other party on behalf of the other party's employees, including, but not limited to, workers' compensation, unemployment insurance, tax withholding, health insurance, life insurance, pension plans or any profit sharing arrangement; provided, however, during the Option Term, ARMS' physicians shall have the option of participating in benefit plans made available to IntegraMed network physicians by the various insurance companies offering such benefits to IntegraMed employees and network physicians.

                  11.1.6 In no event shall any party be liable for the debts or obligations of any other party except as otherwise specifically provided in this Agreement; and

                  11.1.7 Matters involving the internal agreements and finances of ARMS, including but not limited to the distribution of professional fee income among Physician Employees and, if applicable, Other Professional Employees who are providing professional services to patients of ARMS, and other employees of ARMS, disposition of ARMS property and stock, accounting, tax preparation, tax planning, and pension and investment planning, hiring and firing of physicians, decisions and contents of reports to regulatory authorities governing ARMS and licensing, shall remain the sole responsibility of ARMS and the individual Physicians.

         11.2 FORCE MAJEURE. No party shall be liable to the other parties for failure to perform any of the services required under this Agreement in the event of a strike, lockout, calamity, act of God, unavailability of supplies, or other event over which such party has no control, for so long as such event continues and for a reasonable period of time thereafter, and in no event shall such party be liable for consequential, indirect, incidental or like damages caused thereby.

         11.3 EQUITABLE RELIEF. Without limiting other possible remedies available to a non-breaching party for the breach of the covenants contained herein, including the right of IntegraMed to cause ARMS to enforce any and all provisions of the Physician Employment Agreements described in Section 4.3 hereof, injunctive or other equitable relief shall be available to enforce those covenants, such relief to be without the necessity of posting bond, cash or otherwise. If any restriction contained in said covenants is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and remaining restrictions therein shall be enforced independently of each other.

         11.4 PRIOR AGREEMENTS; AMENDMENTS. This Agreement supersedes all prior agreements and understandings between the parties as to the subject matter covered hereunder including the Former Agreement, and this Agreement may not be amended, altered, changed or terminated orally. No amendment, alteration, change or attempted waiver of any of the provisions hereof shall be binding without the written consent of all parties, and such amendment, alteration, change, termination or waiver shall in no way affect the other terms and conditions of this Agreement, which in all other respects shall remain in full force.

         11.5 ASSIGNMENT; BINDING EFFECT. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of all of the parties, and any attempted assignment without such consent shall be void and of no force and effect, except that IntegraMed may assign this Agreement to any affiliate, which for purposes of this Agreement, shall include any parent or subsidiary of IntegraMed but shall not include any entity that provides medical services, without the consent of ARMS, provided IntegraMed shall remain liable for its obligations hereunder. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties' respective heirs, legal representatives, successors and permitted assigns.

         11.6 WAIVER OF BREACH. The failure to insist upon strict compliance with any of the terms, covenants or conditions herein shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.

         11.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona irrespective of the principal place of business of the parties hereto. Any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement or any beach thereof, except for equitable relief sought pursuant to Section 11.3 hereof, shall be determined by binding arbitration in the State of Arizona, City of Phoenix (hereinafter "Arbitration"). The party seeking determination shall subject any such dispute, claim or controversy to the American Arbitration Association, and the rules of commercial arbitration thereof shall govern. The Arbitration shall be conducted and decided by a single arbitrator, unless the parties mutually agree, in writing at the time of the Arbitration, to three arbitrators. In reaching a decision, the arbitrator(s) shall have no authority to change or modify any provision of this Agreement, including any liquidated damages provision. Each party shall bear its own expenses and one-half the expenses and costs of the arbitrator(s). Any application to compel Arbitration, confirm or vacate an arbitral award or otherwise enforce this Section 11.7 shall be brought in the Courts of the State of Arizona or the United States District Court for the District of Arizona, to whose jurisdiction for such purposes ARMS and IntegraMed hereby irrevocably consent and submit.

         11.8 SEPARABILITY. If any portion of the provisions hereof shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such portion or provisions in circumstances other than those in which it is held invalid or unenforceable, shall not be affected thereby, and each portion or provision of this Agreement shall be valid and enforced to the fullest extent permitted by law, but only to the extent the same continues to reflect fairly the intent and understanding of the parties expressed by this Agreement taken as a whole.

         11.9 HEADINGS. Section and paragraph headings are not part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the contents thereof.

         11.10 NOTICES. Any notice or other communication required by or which may be given pursuant to this Agreement shall be in writing and mailed, certified or registered mail, postage prepaid, return receipt requested, or overnight delivery service, such as FedEx or DHL Express, prepaid, and shall be deemed given when received. Any such notice or communication shall be sent to the address set forth below:

                  11.10.1  If for IntegraMed:

                           Jay Higham, President & CEO
                           IntegraMed America, Inc.
                           Two Manhattanville Road
                           Purchase, New York 10577

                                    With a copy to:

                           Claude E. White, General Counsel
                           IntegraMed America, Inc.
                           Two Manhattanville Road
                           Purchase, New York 10577

                  11.10.2  If for ARMS:

                           Drew V. Moffitt, M.D.
                           Arizona Reproductive Medicine Specialists
                           1701 E. Thomas Road
                           Phoenix, Arizona 85016



                                    With a copy to:

                           Robert Milligan, Esq.
                           Milligan, Lawless, Taylor, Murphy & Bailey, P.C. 4647 North 32nd Street, Suite 185
                           Phoenix, Arizona 85018

         Any party hereto, by like notice to the other parties, may designate such other address or addresses to which notice must be sent.

         11.11 ENTIRE AGREEMENT. This Agreement and all attachments hereto represent the entire understanding of the parties hereto with respect to the subject matter hereof and thereof, and cancel and supersede all prior agreements and understandings among the parties hereto, including the Former Agreement, whether oral or written, with respect to such subject matter.

         11.12 NO MEDICAL PRACTICE BY INTEGRAMED. IntegraMed will not engage in any activity that constitutes the practice of medicine, and nothing contained in this Agreement is intended to authorize IntegraMed to engage in the practice of medicine or any other licensed profession.

         11.13    CONFIDENTIAL INFORMATION.

                  11.13.1 During the initial term and any renewal term(s) of this Agreement, the parties may have access to or become acquainted with each other's trade secrets and other confidential or proprietary knowledge or information concerning the conduct and details of each party's business ("Confidential Information"). At all times during and after the termination of this Agreement, no party shall directly or indirectly, communicate, disclose, divulge, publish or otherwise express to any individual or governmental or non-governmental entity or authority (individually and collectively referred to as "Person") or use for its own benefit, except in connection with the performance or enforcement of this Agreement, or the benefit of any Person any Confidential Information, no matter how or when acquired, of another party. Each party shall cause each of its employees to be advised of the confidential nature of such Confidential Information and to agree to abide by the confidentiality terms of this Agreement. No party shall photocopy or otherwise duplicate any Confidential Information of another party without the prior express written consent of the such other party except as is required to perform services under this Agreement. All such Confidential Information shall remain the exclusive property of the proprietor and shall be returned to the proprietor immediately upon any termination of this Agreement.

                  11.13.2 Confidential Information shall not include information which (i) is or becomes known through no fault of a party hereto; (ii) is learned by a party from a third-party legally entitled to disclose such information; or (iii) was already known to a party at the time of disclosure by the disclosing party.

                  11.13.3 In order to minimize any misunderstanding regarding what information is considered to be Confidential Information, IntegraMed or ARMS will designate at each others request the specific information which IntegraMed or ARMS considers to be Confidential Information.

         11.14    INDEMNIFICATION.

                  11.14.1 IntegraMed agrees to indemnify and hold harmless ARMS, its directors, officers, employees and servants from any suits, claims, actions, losses, liabilities or expenses (including reasonable attorney's fees) arising out of or in connection with any act or failure to act by IntegraMed related to the performance of its duties and responsibilities under this Agreement. The obligations contained in this Section 11.14.1 shall survive termination of this Agreement. This indemnification provision shall apply to both third-party claims and second-party claims, including, but not limited to, claims, actions, damages, losses, expenses, or costs (including, but not limited to, reasonable attorneys' fees and court costs) incurred by one party to this Agreement as a result of an act, or omission to act, on the part of the other party, its agents, or employees pursuant to this Agreement

                  11.14.2 ARMS agrees to indemnify and hold harmless IntegraMed, its shareholders, directors, officers, employees and servants from any suits, claims, actions, losses, liabilities or expenses (including reasonable attorney's fees) arising out of or in connection with any act or failure to act by ARMS related to the performance of its duties and responsibilities under this Agreement. The obligations contained in this Section 11.14.2 shall survive termination of this Agreement. This indemnification provision shall apply to both third-party claims and second-party claims, including, but not limited to, claims, actions, damages, losses, expenses, or costs (including, but not limited to, reasonable attorneys' fees and court costs) incurred by one party to this Agreement as a result of an act, or omission to act, on the part of the other party, its agents, or employees pursuant to this Agreement

                  11.14.3 In the event of any claims or suits in which IntegraMed and/or ARMS and/or their directors, officers, employees and servants are named, each of IntegraMed and ARMS for their respective directors, officers, employees agree to cooperate in the defense of such suit or claim; such cooperation shall include, by way of example but not limitation, meeting with defense counsel (to be selected by the respective party hereto), the production of any documents in his/her possession for review, response to subpoenas and the coordination of any individual defense with counsel for the respective parties hereto. The respective party shall, as soon as practicable, deliver to the other copies of any summonses, complaints, suit letters, subpoenas or legal papers of any kind, served upon such party, for which such party seeks indemnification hereunder. This obligation to cooperate in the defense of any such claims or suits shall survive the termination, for whatever reason, of this Agreement.



                                   ARTICLE 12

                         ADDITIONAL TERMS AND PROVISIONS


         12.1 COLLECTION OF PRE-EXISTING RECEIVABLES. During the Initial Term, IntegraMed agrees to assist ARMS in the collection of ARMS' Receivables and shall establish a bank account in which to deposit the Pre-Existing Receivables and the Receivables. IntegraMed shall pay ARMS' accounts payable and cause ARMS' payroll to be paid based on available cash in such bank account.

         12.2 GRANT OF OPTION. ARMS hereby grants IntegraMed an option, exercisable in IntegraMed's sole discretion, once ARMS has annualized PDE of $600,000, to extend the Business Services to a full range of Business Services (the "Option"). In such event, IntegraMed will:

                  12.2.1 Acquire ARMS' fixed assets at net book value, less outstanding liens, as of the end of the prior to the month in which the closing of the purchase occurs, and acquire ARMS' Pre-Existing Receivables and Receivables, net of patient deposits, Excluded Pre-Existing Receivables, contractual allowances and allowances for doubtful accounts as of the end or the month prior to the month in which the closing of the purchases occur;

                  12.2.2 Hire such ARMS employees working at the Facilities as IntegraMed desires;

                  12.2.3   Assume ARMS' Facilities leases; and

                  12.2.4 Provide such full range of services necessary to maintain and keep in good condition and repair the assets and Facilities and to properly maintain the medical records

For purposes of this Section 12.2, "Excluded Pre-Existing Receivables" shall mean certain doubtful accounts that ARMS elects, in its sole discretion, to maintain and transfer to a third party for collection.

         12.3 OPTION DOCUMENTS AND CLOSING. In the event IntegraMed exercises the Option provided for in Section 12.2, at the closing of the Option which shall be a date within 30 days of IntegraMed's exercise of the Option, ARMS agrees to deliver executed copies of Exhibit 6.3 and Exhibit 6.3.3, deliver a Bill of Sale for the fixed assets and execute and deliver whatever additional documents are deemed reasonably necessary by counsel for the parties to effect the Option Term.

         12.4 CONDUCT OF ARMS' MEDICAL PRACTICE. notwithstanding anything herein to the contrary, ARMS, for itself and its shareholders, agrees that IntegraMed makes no representations or warranties that the results of IntegraMed's actions, directions and instructions will achieve any specific aims or goals and that IntegraMed specifically disclaims that any specific results will be achieved.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.


ARIZONA REPRODUCTIVE MEDICINE SPECIALISTS, LTD.



By:/s/Drew V. Moffitt
-----------------------------------
      Drew V. Moffitt, M.D., President


INTEGRAMED AMERICA, INC.



By:/s/Jay Higham
      -----------------------------
      Jay Higham, President & CEO

                                  Exhibit 3.12

                          Business Associate Agreement

                                  Exhibit 4.7.2


                         Physician Employment Agreements

                                   Exhibit 6.3

                               Security Agreement

                                  Exhibit 6.3.3

                      Continuing Limited Security Agreement